Aspect Medical Systems, Inc.

Exhibit 99.1

FOR FURTHER INFORMATION		AT THE FINANCIAL
AT THE COMPANY:		RELATIONS BOARD:
Mike Falvey	Emily Anderson	Kathy Waller
VP, CFO	Media Inquiries	Analyst Inquiries
(617) 559-7363	(617) 559-7032	(312) 640-6696
FOR IMMEDIATE RELEASE
Wednesday, February 7, 2007
ASPECT MEDICAL SYSTEMS, INC. REPORTS OPERATING RESULTS
FOR FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2006
Highlights of Q4 2006 Compared with Q4 2005
•	Product revenue increased 12%

•	Sensor revenue increased 21%

•	Installed base of BIS monitors and modules exceeded 39,900 units which represents an increase of 24% from the end of Q4 2005

•	GAAP net income per diluted share was $1.32 in Q4 2006 compared with $0.13 in Q4 2005. Non-GAAP net income per diluted share (which is exclusive of stock-based compensation) was $1.40 in Q4 2006 compared with $0.13 in Q4 2005. Q4 2006 results included a $28.3 million, or $1.22 per share, reversal of a valuation allowance against deferred tax assets

•	Non-GAAP net income before taxes was $4.2 million, or $0.18 per share, compared with $3.1 million, or $0.13 per share in Q4 2005
Newton, Mass., February 7, 2007 — Aspect Medical Systems, Inc. (NASDAQ: ASPM), reported today that revenue was $24.0 million for the fourth quarter of 2006, an increase of 11% over revenue of $21.6 million in the fourth quarter of 2005. Product revenue was $22.3 million, a 12% increase from $19.8 million in the fourth quarter of 2005.
With the adoption of Statement of Financial Accounting Standards No. 123R (SFAS No. 123R) as of January 1, 2006, Aspect began reporting additional non-GAAP financial results that exclude the impact of stock-based compensation. The reconciliation of GAAP (U.S. generally accepted accounting principles) to non-GAAP results and guidance is contained in an attached table.

Aspect Medical Systems, Inc.

Key GAAP operating results for the fourth quarter of 2006 include:
•	Gross profit margin was 74.6% compared with 76.0% in the fourth quarter of 2005

•	Operating expenses were $16.4 million compared with $14.0 million in the fourth quarter of 2005

•	Income before income taxes per diluted share was $0.10 in the fourth quarter of 2006 compared with $0.13 per diluted share in the fourth quarter of 2005

•	Net income was $30.6 million, or $1.32 per diluted share, compared with $3.1 million, or $0.13 per diluted share, in the fourth quarter of 2005
Key GAAP operating results for the full year of 2006 include:
•	Product revenue was $85.0 million, a 16% increase compared with 2005

•	Gross profit margin was 75.7% compared with 74.9% in 2005

•	Operating expenses were $63.3 million compared with $51.1 million in 2005

•	Income before income taxes per diluted share was $0.39 in 2006 compared with $0.35 per diluted share in 2005

•	Net income was $37.1 million, or $1.59 per diluted share, compared with $8.5 million, or $0.35 per diluted share, in 2005
Key non-GAAP operating results for the fourth quarter of 2006 include:
•	Gross profit margin declined to 75.0% compared with 76.0% in the fourth quarter of 2005

•	Operating expenses were $14.7 million, an increase of 5% from $14.0 million in the fourth quarter of 2005

•	Income before income taxes per diluted share was $0.18 in the fourth quarter of 2006 compared with $0.13 per diluted share in the fourth quarter of 2005

•	Net income was $32.4 million, or $1.40 per diluted share, compared with $3.1 million, or $0.13 per diluted share, in the fourth quarter of 2005
Key non-GAAP operating results for the full year of 2006 include:
•	Product revenue was $85.0 million, a 16% increase compared with 2005

•	Gross profit margin improved to 76.2% compared with 74.9% in 2005

•	Operating expenses were $57.0 million, an increase of 12% from $51.1 million in 2005

•	Income before income taxes per diluted share was $0.68 in 2006 compared with $0.35 per diluted share in 2005

•	Net income was $43.8 million, or $1.87 per diluted share, compared with $8.6 million, or $0.35 per diluted share, in 2005
During the fourth quarter the Company reversed the valuation allowance on $28.3 million of its deferred tax assets and recorded a corresponding income tax benefit in its statement of operations.
“Overall, we are pleased to report that our fourth quarter and full year 2006 results were marked by continued growth in our installed base, product revenue, operating margins, and earnings per share”, said Nassib Chamoun, president and CEO of Aspect. “We are also proud to have achieved many key business milestones in 2006, including the expansion into our new corporate headquarters, the successful launch of the BIS VISTA monitor and the publication of numerous anesthesia guidance documents throughout the world aimed at addressing awareness and the role of brain monitoring. 2006 was also a great year for our neuroscience program with the start of the BRITE trial, as well as additional studies in Alzheimer’s disease and elderly cognitive impairment. Looking forward to 2007, we see significant opportunities to increase utilization of our products within our existing customer base, with new customers, and with new clinical applications. Key components of our 2007 plan include the deployment of new clinical education programs, product enhancements designed to augment the clinical utility of our technology, and ongoing clinical research that examines the impact of BIS monitoring on both near-term and long-term outcomes. We remain very confident in the large market opportunities before us and the role that Aspect products play in helping clinicians to improve the safety and quality of patient care.”
Revenue Analysis — (see attached unaudited consolidated revenue data)
Domestic revenue was $18.0 million for the fourth quarter and $70.7 million for the year ended December 31, 2006, an increase of 9% and 21%, respectively, over comparable periods in 2005. Domestic sensor revenue increased 13% in the fourth quarter of 2006 as compared with the fourth quarter of 2005. The increase resulted from a 12% increase in sensor unit volume combined with a 1% increase in sensor average unit price. Domestic equipment revenue decreased by 1% due to a decrease of 15% in average unit prices of monitors as the result of

Aspect Medical Systems, Inc.

significant BIS VISTA upgrade unit sales which are at a lower price point, partially offset by a 6% increase in monitor and module units sold and an increase in other equipment revenue. Domestic strategic alliance revenue decreased to $1.7 million in the fourth quarter of 2006 compared with $1.8 million in the fourth quarter of 2005.
International revenue was $5.9 million for the fourth quarter and $20.6 million for the year ended December 31, 2006, an increase of 19% and 11%, respectively over comparable periods in 2005. The 19% increase in international revenue in the fourth quarter of 2006 from the fourth quarter of 2005 reflects an international sensor revenue increase of 64% resulting from a 63% increase in sensor units sold. International equipment revenue decreased by 16% due to a 3% decline in monitor selling prices, a 2% decrease in monitor and module units sold and a reduction in other equipment revenue.
Interest Income
Interest income was $0.9 million for the fourth quarter and $3.3 million for the year ended December 31, 2006, an increase of 39% and 69%, respectively over comparable periods in 2005. The 2006 increases are the result of increased balances and increased return rates on cash, cash equivalents and marketable securities.
Liquidity and Capital Resources
At December 31, 2006, the Company had cash, cash equivalents and marketable securities of $63.5 million compared to a balance of $61.3 million at December 31, 2005. The Company had no debt at December 31, 2006 or at December 31, 2005.
Outlook for the First Quarter of 2007
For the first quarter of 2007, the Company is forecasting that total revenue will be within a range of $22.6 million to $23.6 million, product revenue will be within a range of $21.4 million to $22.4 million, and, assuming a tax rate of 40%, net income per diluted share will be within a range of $0.01 to $0.03 on a GAAP basis. On a non-GAAP basis, the Company expects that net income per diluted share on a fully taxed basis, will be within a range of $0.06 to $0.08. See below under the heading “Use of Non-GAAP Financial Measures” for a discussion of the Company’s use of such measures. See attached table for the reconciliation of GAAP to non-GAAP for the three months and year ended December 31, 2006.
Use of Non-GAAP Financial Measures
In addition to financial measures prepared in accordance with GAAP, this press release also contains non-GAAP income statement financial measures, which exclude the impact of stock-based compensation expense and the requirements of SFAS No. 123R. The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP.
The non-GAAP financial measures included in this press release may be different from, and therefore may not be comparable to, similar measures used by other companies. Reconciliations of the GAAP to non-GAAP income statement financial measures for the fourth quarter of 2006 and expected net income per diluted share for the first quarter of 2007 used in this press release are set forth in the attached financial tables and the reconciliations to those tables should be carefully considered.
For additional information regarding the non-GAAP financial measures included herein, including reasons why management believes the presentation of non-GAAP financial measures provides useful information to investors and additional purposes for which Aspect uses the additional non-GAAP financial measures, please see Aspect’s Form 8-K filed on February 7, 2007 with the Securities and Exchange Commission.

Aspect Medical Systems, Inc.

Conference Call Scheduled for 10:00 a.m. ET Today
Aspect will hold a conference call to discuss the results of the fourth fiscal quarter of 2006 and management’s outlook for the first fiscal quarter of 2007 at 10:00 a.m. Eastern Time today, Wednesday, February 7, 2007. The call can be accessed live by dialing 1-877-704-5379 (domestic), 1-913-312-1293 (international), or access the webcast at http://www.aspectmedical.com on the Investor page, or http://www.earnings.com. It also will be available for replay until February 14, 2007, by dialing 1-888-203-1112 (domestic), or 1-719-457-0820 international), access code 4337015. The web cast replay will also be available on Aspect’s website at http://www.aspectmedical.com on the investor page.
About the Company
Aspect Medical Systems, Inc. (NASDAQ: ASPM) is a global market leader in brain monitoring technology. To date, the Company’s Bispectral Index (BIS) technology has been used to assess more than 18.7 million patients and has been the subject of approximately 2,710 published articles and abstracts. BIS technology is installed in approximately 73 percent of hospitals listed in the July 2006 U.S. News and World Report ranking of America’s Best Hospitals and in approximately 53 percent of all domestic operating rooms. In the last twelve months BIS technology was used in approximately 16 percent of all U.S. surgical procedures requiring general anesthesia or deep sedation. BIS technology is available in more than 160 countries. Aspect Medical Systems has OEM agreements with seven leading manufacturers of patient monitoring systems.
Safe Harbor Statement
Certain statements in this release are forward-looking and may involve risks and uncertainties, including without limitation statements with respect to the Company’s expectations with respect to total revenue, product revenue and net income for the first quarter of 2007 on both a GAAP and Non-GAAP basis, the potential for the Company’s EEG biomarker technology to predict patient response to antidepressants and the potential market opportunity and promise of the Company’s technology in improving the safety and quality of patient care. There are a number of factors that could cause actual results to differ materially from those indicated by these forward-looking statements. For example, the Company may not be able to control expenses or grow its sales force. The Company may also not be able to achieve widespread market acceptance of its BIS monitoring technology, or to compete with new products or alternative techniques that may be developed by others, including third-party anesthesia monitoring products approved by the FDA. The Company also faces competitive and regulatory risks relating to its ability to successfully develop and introduce enhancements and new products including the BIS VISTA monitor. In addition, the Company’s ability to remain profitable will depend upon its ability to promote frequent use of the BIS system so that sales of its BIS sensors increase. The Company will not remain profitable if hospitals and anesthesia providers do not buy and use its BIS systems in sufficient quantities. Cases of awareness with recall during monitoring with the BIS system and significant product liability claims are among the factors that could limit market acceptance. There are other factors that could cause the Company’s actual results to vary from its forward-looking statements, including without limitation those set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006, each as filed with the Securities and Exchange Commission.
In addition, the statements in this press release represent the Company’s expectations and beliefs as of the date of this press release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking

Aspect Medical Systems, Inc.

statements should not be relied upon as representing the Company’s expectations or beliefs as of any date subsequent to the date of this press release.
For further information regarding Aspect Medical Systems, Inc., visit the Aspect Medical Systems, Inc. website at www.aspectmedical.com...
FINANCIAL TABLES FOLLOW...

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Year Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Product revenue	$22,251	$19,788	$85,018	$73,471
Strategic alliance revenue	1,710	1,789	6,316	3,524

Total revenue	23,961	21,577	91,334	76,995

Costs of revenue	6,098	5,171	22,171	19,303

Gross profit margin	17,863	16,406	69,163	57,692

% of revenue	74.6%	76.0%	75.7%	74.9%

Operating expenses:
Research and development	4,114	3,384	15,280	10,464
Sales and marketing	8,972	8,253	35,571	30,298
General and administrative	3,284	2,322	12,446	10,291

Total operating expenses	16,370	13,959	63,297	51,053

Income from operations	1,493	2,447	5,866	6,639

Other income (expense):
Interest income	920	662	3,335	1,978
Interest expense	(3)	(3)	(3)	(52)

Income before income taxes	2,410	3,106	9,198	8,565

Income tax (benefit) provision	(28,200)	15	(27,891)	90

Net income	$30,610	$3,091	$37,089	$8,475

Net income per share:
Basic	$1.37	$0.14	$1.66	$0.39
Diluted	$1.32	$0.13	$1.59	$0.35

Shares used in computing net income per share:
Basic	22,297	22,057	22,378	21,508
Diluted	23,136	24,476	23,380	23,921

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
CONSOLIDATED REVENUE DATA
(In Thousands, Except Unit Amounts)

	Three Months Ended			Year Ended
	December 31,	December 31,	%	December 31,	December 31,	%
	2006	2005	Change	2006	2005	Change
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
REVENUE
WORLDWIDE
Sensors	$17,174	$14,240	21%	$64,752	$53,321	21%

Monitors	3,147	3,567	(12)%	12,873	12,446	3%
Modules	928	1,003	(7)%	4,743	4,851	(2)%
Other Equipment	1,002	978	2%	2,650	2,853	(7)%

Equipment	5,077	5,548	(8)%	20,266	20,150	1%

Total product revenue	22,251	19,788	12%	85,018	73,471	16%
Strategic alliance	1,710	1,789	(4)%	6,316	3,524	79%

Total Worldwide	$23,961	$21,577	11%	$91,334	$76,995	19%

DOMESTIC
Sensors	$13,574	$12,051	13%	$52,499	$44,238	19%

Monitors	1,756	2,031	(14)%	8,517	7,986	7%
Modules	286	265	8%	1,521	948	60%
Other Equipment	711	474	50%	1,876	1,734	8%

Equipment	2,753	2,770	(1)%	11,914	10,668	12%

Total product revenue	16,327	14,821	10%	64,413	54,906	17%
Strategic alliance	1,710	1,789	(4)%	6,316	3,524	79%

Total Domestic	$18,037	$16,610	9%	$70,729	$58,430	21%

INTERNATIONAL
Sensors	$3,600	$2,189	64%	$12,253	$9,083	35%

Monitors	1,391	1,536	(9)%	4,356	4,460	(2)%
Modules	642	738	(13)%	3,222	3,903	(17)%
Other Equipment	291	504	(42)%	774	1,119	(31)%

Equipment	2,324	2,778	(16)%	8,352	9,482	(12)%

Total International	$5,924	$4,967	19%	$20,605	$18,565	11%

UNITS
WORLDWIDE
Sensors	1,258,000	1,005,000	25%	4,612,000	3,819,000	21%
Monitors	988	1,015	(3)%	4,127	3,227	28%
Modules (a)	1,256	1,223	3%	5,248	4,847	8%
Installed Base (b)				39,922	32,253	24%

DOMESTIC
Sensors	833,000	745,000	12%	3,221,000	2,758,000	17%
Monitors	487	479	2%	2,469	1,640	51%
Modules (a)	245	210	17%	1,037	736	41%
Installed Base (b)				23,986	19,968	20%

INTERNATIONAL
Sensors	425,000	260,000	63%	1,391,000	1,061,000	31%
Monitors	501	536	(7)%	1,658	1,587	4%
Modules (a)	1,011	1,013	0%	4,211	4,111	2%
Installed Base (b)				15,936	12,285	30%

(a)	Represents module shipments to OEM customers

(b)	Includes end-user module placements by OEM customers

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
RECONCILIATION OF GAAP to NON-GAAP NET INCOME
(In Thousands, Except Per Share Amounts)

	Three Months Ended December 31, 2006			Year Ended December 31, 2006
	GAAP Net	Stock-Based	Non-GAAP	GAAP Net	Stock-Based	Non-GAAP
	Income	Compensation	Net Income	Income	Compensation	Net Income
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Product revenue	$22,251	$—	$22,251	$85,018	$—	$85,018
Strategic alliance revenue	1,710	—	1,710	6,316	—	6,316

Total revenue	23,961	—	23,961	91,334	—	91,334

Costs of revenue	6,098	(111)	5,987	22,171	(429)	21,742

Gross profit margin	17,863	111	17,974	69,163	429	69,592

% of revenue	74.6%	—	75.0%	75.7%	—	76.2%

Operating expenses:
Research and development	4,114	(377)	3,737	15,280	(1,487)	13,793
Sales and marketing	8,972	(639)	8,333	35,571	(2,483)	33,088
General and administrative	3,284	(629)	2,655	12,446	(2,288)	10,158

Total operating expenses	16,370	(1,645)	14,725	63,297	(6,258)	57,039

Income from operations	1,493	1,756	3,249	5,866	6,687	12,553

Other income:
Interest income, net	917	—	917	3,332	—	3,332

Income before income taxes	2,410	1,756	4,166	9,198	6,687	15,885

Income tax benefit income taxes	28,200	—	28,200	27,891	—	27,891

Net Income	$30,610	$1,756	$32,366	$37,089	$6,687	$43,776

Net income per share:
Basic	$1.37	$0.08	$1.45	$1.66	$0.30	$1.96
Diluted	$1.32	$0.08	$1.40	$1.59	$0.29	$1.87

Shares used in computing net income per share:
Basic	22,297	22,297	22,297	22,378	22,378	22,378
Diluted	23,136	23,136	23,136	23,380	23,380	23,380

Guidance for Q1 2007

		Stock-Based
	GAAP	Compensation	Non - GAAP
Net income per diluted	$0.01-		$0.06-
share	$0.03	$0.05	$0.08

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)

	December 31,	December 31,
	2006	2005
	(Unaudited)	(Unaudited)

ASSETS
Current assets:
Cash, cash equivalents and marketable securities (A)	$56,028	$43,773
Accounts receivable, net	12,486	11,717
Current portion of investment in sales-type leases	1,493	1,623
Inventory, net	6,501	5,117
Deferred tax assets	1,844	—
Other current assets	2,157	1,484

Total current assets	80,509	63,714

Property and equipment, net	7,798	3,727
Long-term marketable securities (A)	7,442	17,568
Long-term investment in sales-type leases	2,817	2,123
Long-term deferred tax assets	26,398	—

Total assets	$124,964	$87,132

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$10,353	$12,589
Deferred revenue	1,865	3,137

Total current liabilities	12,218	15,726

Long-term portion of deferred revenue	3,498	3,983
Stockholders’ equity	109,248	67,423

Total liabilities and stockholders’ equity	$124,964	$87,132

(A)	Investments with maturities beyond twelve months are included in long-term investments.